UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 29, 2013

VISA INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33977	26-0267673
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

P.O. Box 8999, San Francisco, California		94128-8999
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (415) 932-2100

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Item 5.02(e)

On March 29, 2013, John M. Partridge executed a confirmation letter (the “Confirmation Letter”) in connection with his resignation as President of Visa Inc. (the “Company”), as previously announced in a Form 8-K filed December 12, 2012. The Confirmation Letter clarifies that, after Mr. Partridge’s term as President ends on March 31, 2013, he will remain employed by the Company in a different capacity to provide assistance on special projects. In exchange, Mr. Partridge will receive a reduced monthly base salary of $50,000 for services performed after March 31, 2013, and payment of $562,500 in November 2013, representing a pro-rated payment of Mr. Partridge’s target bonus under the Visa Incentive Plan for 2013 based on his employment as President through March 31, 2013. In addition, during his continued employment, Mr. Partridge will continue to be eligible for the benefits available to the Company’s U.S.-based employees generally. In consideration for Mr. Partridge’s continued employment with the Company, Mr. Partridge agreed that he will be required to execute a separation agreement, including a full release of claims and confidentiality and non-solicitation covenants, if his employment terminates for any reason after November 30, 2013.

The foregoing summary of the Confirmation Letter does not purport to be complete and is qualified in its entirety by reference to the terms of the Confirmation Letter, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference in its entirety.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Confirmation Letter by John M. Partridge dated March 29, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: April 1, 2013

VISA INC.

By:	/s/ Charles W. Scharf
Name:	Charles W. Scharf
Title:	Chief Executive Officer